
-----------------------------------------------------------------------------------------
SEC             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
1746 (11-02)    CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
-----------------------------------------------------------------------------------------

                                                         --------------------------------
                  UNITED STATES                                   OMB APPROVAL
                                                         --------------------------------
       SECURITIES AND EXCHANGE COMMISSION                OMB Number:
                                                         --------------------------------
             WASHINGTON, D.C. 20549                      Expires:
                                                         --------------------------------
                                                         Estimated average burden hours
                                                         per response . . . . . 11
                                                         --------------------------------




                                  SCHEDULE 13D
                               (AMENDMENT NO. 18)

                    Under the Securities Exchange Act of 1934

                         PRG-SCHULTZ INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Company)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69357C107
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Andre Weiss, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2431
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 17, 2006
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 2 of 16 Pages
---------------------------------------         --------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           BLUM CAPITAL PARTNERS, L.P.      I.R.S. ID: 94-3205364
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           See Item 3
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

                             0
                   -------------------------------------------------------------
 NUMBER OF            8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                 51,088,662 shares (including 41,801,589 shares
 OWNED BY                    issuable upon conversion of Senior Convertible
   EACH                      Notes and Series A Preferred Stock) (See Item 5)
 REPORTING         -------------------------------------------------------------
PERSON WITH           9      SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                             51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

           45.2% (see Item 5)
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

           PN, IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 3 of 16 Pages
---------------------------------------         --------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           RICHARD C. BLUM & ASSOCIATES, INC.         I.R.S. ID:  94-2967812
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           See Item 3
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

                             0
                   -------------------------------------------------------------
 NUMBER OF            8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                 51,088,662 shares (including 41,801,589 shares
 OWNED BY                    issuable upon conversion of Senior Convertible
   EACH                      Notes and Series A Preferred Stock) (See Item 5)
 REPORTING         --------- ---------------------------------------------------
PERSON WITH           9      SOLE DISPOSITIVE POWER

                             0
                   --------- ---------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                             51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           45.2% (see Item 5)
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 4 of 16 Pages
---------------------------------------         --------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           BLUM STRATEGIC GP, L.L.C.         I.R.S. ID: 94-3303831
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           See Item 3
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

                             0
                   -------------------------------------------------------------
 NUMBER OF            8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                 51,088,662 shares (including 41,801,589 shares
 OWNED BY                    issuable upon conversion of Senior Convertible
   EACH                      Notes and Series A Preferred Stock) (See Item 5)
 REPORTING         -------------------------------------------------------------
PERSON WITH           9      SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                             51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

           45.2% (see Item 5)
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 5 of 16 Pages
---------------------------------------         --------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           BLUM STRATEGIC PARTNERS II, L.P.      I.R.S. ID:  94-3395151
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           See Item 3
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

                             0
                   -------------------------------------------------------------
 NUMBER OF            8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                 51,088,662 shares (including 41,801,589 shares
 OWNED BY                    issuable upon conversion of Senior Convertible
   EACH                      Notes and Series A Preferred Stock) (See Item 5)
 REPORTING         -------------------------------------------------------------
PERSON WITH           9      SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                             51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

           45.2% (see Item 5)
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 6 of 16 Pages
---------------------------------------         --------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           BLUM STRATEGIC GP II, L.L.C.             I.R.S. ID:  94-3395150
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           See Item 3
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

                             0
                   -------------------------------------------------------------
 NUMBER OF            8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                 51,088,662 shares (including 41,801,589 shares
 OWNED BY                    issuable upon conversion of Senior Convertible
   EACH                      Notes and Series A Preferred Stock) (See Item 5)
 REPORTING         -------------------------------------------------------------
PERSON WITH           9      SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                             51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           45.2% (see Item 5)
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 7 OF 16 PAGES
---------------------------------------         --------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           STINSON CAPITAL PARTNERS, L.P.           I.R.S. ID:  94-3232358
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           See Item 3
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

                             0
                   -------------------------------------------------------------
 NUMBER OF            8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                 51,088,662 shares (including 41,801,589 shares
 OWNED BY                    issuable upon conversion of Senior Convertible
   EACH                      Notes and Series A Preferred Stock) (See Item 5)
 REPORTING         -------------------------------------------------------------
PERSON WITH           9      SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                             51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           45.2% (see Item 5)
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 8 of 16 Pages
---------------------------------------         --------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           STINSON CAPITAL PARTNERS II, L.P.        I.R.S. ID:  94-3264850
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           See Item 3
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

                             0
                   -------------------------------------------------------------
 NUMBER OF            8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                 51,088,662 shares (including 41,801,589 shares
 OWNED BY                    issuable upon conversion of Senior Convertible
   EACH                      Notes and Series A Preferred Stock) (See Item 5)
 REPORTING         -------------------------------------------------------------
PERSON WITH           9      SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                             51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           45.2% (see Item 5)
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 9 of 16 Pages
---------------------------------------         --------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           STINSON CAPITAL PARTNERS (QP), L.P.      I.R.S. ID:  52-2379857
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           See Item 3
--------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

                             0
                   -------------------------------------------------------------
 NUMBER OF            8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                 51,088,662 shares (including 41,801,589 shares
 OWNED BY                    issuable upon conversion of Senior Convertible
   EACH                      Notes and Series A Preferred Stock) (See Item 5)
 REPORTING         -------------------------------------------------------------
PERSON WITH           9      SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                             51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           51,088,662 shares (including 41,801,589 shares issuable upon conversion of Senior Convertible Notes and Series A Preferred Stock) (See Item 5)
--------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           45.2% (see Item 5)
--------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 10 of 16 Pages
---------------------------------------         --------------------------------


This Amendment No. 18 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission on February 9, 2006 and is filed by Blum Capital Partners, L.P., a California limited partnership ("Partners"); Richard C. Blum & Associates, Inc., a California corporation; Blum Strategic GP, L.L.C., a Delaware limited liability company; Blum Strategic GP II, L.L.C., a Delaware limited liability company; and Blum Strategic Partners II, L.P. ("Blum"), a Delaware limited partnership, Stinson Capital Partners, L.P. ("Stinson"), a California limited partnership, Stinson Capital Partners II, L.P. ("Stinson II"), a California limited partnership and Stinson Capital Partners (QP), L.P. ("Stinson QP"), a Delaware limited partnership (collectively, the "Reporting Persons"). This amendment to the Schedule 13D relates to the shares of Common Stock (the "Shares") of PRG-Schultz International, Inc., a Georgia corporation (the "Company"). The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

ITEM 2.       IDENTITY AND BACKGROUND

         Item 2 of the Schedule 13D is hereby supplemented by the following:

         A cover page has been added to the Schedule 13D to reflect an increase in direct ownership of the Senior Convertible Notes and the Series A Preferred Stock (as defined below) by Stinson, Stinson II and Stinson QP. Each of Stinson, Stinson II and Stinson QP may now be deemed to own more than 5% of the outstanding shares of Common Stock if the Senior Convertible Notes and the Series A Preferred Stock are converted. Stinson and Stinson II are California limited partnerships whose principal business is investing in securities and whose general partner is Partners. Stinson QP is a Delaware limited partnership whose principal business is investing in securities and whose general partner is Partners. Stinson, Stinson II and Stinson QP are referred to in the Schedule 13D as limited partnerships for which Partners serves as the general partner. Each of Stinson, Stinson II and Stinson QP's principal office is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

         To the best knowledge of the Reporting Persons, none of the entities or persons identified in Item 2 has, during the past five years, been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors), nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER

         Item 5 is hereby supplemented by the following:

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 11 of 16 Pages
---------------------------------------         --------------------------------


         Pursuant to the Company's exchange offer, on March 17, 2006, each Reporting Person exchanged all of its 4.75% Convertible Subordinated Notes due 2006 for 11.0% Senior Notes due 2011, 10.0% Senior Convertible Notes due 2011 ("Senior Convertible Notes") and 9.0% Senior Series A Convertible Participating Preferred Stock ("Series A Preferred Stock") of the Company. As a result of this exchange each Reporting Persons may be deemed to beneficially own and exercise shared voting and dispositive power over (i) principal amount of $17,282,880 of Senior Convertible Notes, which is convertible into 26,589,054 shares of Common Stock (assuming shareholder approval of an increase in the Company's authorized common stock) and (ii) 36,006 shares of Series A Preferred Stock, which are convertible into 15,212,535 shares of Common Stock.

         Based upon the Form 10-K filed by the Company on March 23, 2006, as of February 28, 2006, there were 62,112,307 shares of Common Stock outstanding. Therefore, each Reporting Person may be deemed to be the beneficial owner of securities representing 45.2% of the Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is hereby amended and restated in its entirety as follows:

              As of March 17, 2006, the Noteholders' Committee ceased to function. As a consequence, the group for purposes of Rule 13d-5(b) that may have been deemed to have been created thereby and by its activities ceased to exist.

              The Reporting Persons have no oral or written agreements, understandings or arrangements with each other or any other person relating to acquiring, holding, voting or disposing of any securities of the Company or otherwise with respect to the Company.


ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS.

1.   Joint Filing Agreement dated March 24, 2006.

2.   Press release, dated March 20, 2006.

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 12 of 16 Pages
---------------------------------------         --------------------------------


                                   SIGNATURES
         After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 24, 2006

BLUM CAPITAL PARTNERS, L.P.
By: Richard C. Blum & Associates, Inc.
    its General Partner

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Partner, General Counsel and Secretary


RICHARD C. BLUM & ASSOCIATES, INC.

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Partner, General Counsel and Secretary


BLUM STRATEGIC GP, L.L.C.

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Member and General Counsel


BLUM STRATEGIC PARTNERS II, L.P.
By: Blum Strategic GP II, L.L.C.,
    Its General Partner


By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Member and General Counsel


BLUM STRATEGIC GP II, L.L.C.

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Member and General Counsel

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 13 of 16 Pages
---------------------------------------         --------------------------------


STINSON CAPITAL PARTNERS, L.P.
By:  Blum Capital Partners, L.P., its general partner
By:     Richard C. Blum & Associates, Inc.,
        its general partner

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Partner, General Counsel and Secretary


STINSON CAPITAL PARTNERS II, L.P.
By:  Blum Capital Partners, L.P., its general partner
By:    Richard C. Blum & Associates, Inc.,
       its general partner

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Partner, General Counsel and Secretary


STINSON CAPITAL PARTNERS (QP), L.P.
By:   Blum Capital Partners, L.P., its general partner
By:     Richard C. Blum & Associates, Inc.,
        its general partner

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Partner, General Counsel and Secretary

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 14 of 16 Pages
---------------------------------------         --------------------------------


                                  EXHIBIT INDEX

1.   Joint Filing Agreement dated March 24, 2006.

2.   Press release, dated March 20, 2006

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 15 of 16 Pages
---------------------------------------         --------------------------------


                                   EXHIBIT 1

                            JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated as of March 24, 2006

BLUM CAPITAL PARTNERS, L.P.
By: Richard C. Blum & Associates, Inc.
    its General Partner

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Partner, General Counsel and Secretary


RICHARD C. BLUM & ASSOCIATES, INC.

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Partner, General Counsel and Secretary


BLUM STRATEGIC GP, L.L.C.

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Member and General Counsel

                                  SCHEDULE 13D

---------------------------------------         --------------------------------
CUSIP NO.  69357C107                            PAGE 16 of 16 Pages
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BLUM STRATEGIC PARTNERS II, L.P.
By: Blum Strategic GP II, L.L.C.,
    Its General Partner


By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Member and General Counsel


BLUM STRATEGIC GP II, L.L.C.

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Member and General Counsel


STINSON CAPITAL PARTNERS, L.P.
By:  Blum Capital Partners, L.P., its general partner
By:     Richard C. Blum & Associates, Inc.,
        its general partner

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Partner, General Counsel and Secretary


STINSON CAPITAL PARTNERS II, L.P.
By:  Blum Capital Partners, L.P., its general partner
By:    Richard C. Blum & Associates, Inc.,
       its general partner

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Partner, General Counsel and Secretary


STINSON CAPITAL PARTNERS (QP), L.P.
By:   Blum Capital Partners, L.P., its general partner
By:     Richard C. Blum & Associates, Inc.,
        its general partner

By: /s/ Gregory D. Hitchan
    -----------------------------------
    Name:  Gregory D. Hitchan
    Title: Partner, General Counsel and Secretary